Exhibit 10.2

Directors Service Agreement
DATED this 30th of April 2020

MOLSON COORS BEVERAGE COMPANY (UK) LIMITED
- and -
Mr Simon Cox

DIRECTORS SERVICE AGREEMENT

Simon Cox

Exhibit 10.2

Directors Service Agreement
THIS AGREEMENT is effective from 1st November 2019

BETWEEN

(1)    Molson Coors Beverage Company (UK) Ltd (registered in England No. 26018) whose registered office is at 137 High Street, Burton upon Trent, Staffordshire, DE14 1JZ (the “Company”) and

(2)    Simon Cox, 97 Gaia Lane, Lichfield, WS13 7LS (the “Executive”)

WHEREBY IT IS AGREED as follows:-

1.Definitions

In this Agreement:

“Appointment”	means the Executive’s employment under this Agreement.
“Associated Company”	means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition “subsidiary” and “holding company” have the same meanings as in Section 1159 of the Companies Act 2006, as originally enacted.
the “President”	means the President & Chief Executive Officer of Molson Coors Beverage Company.
the "CEO"	Means the Chief Executive Officer, EMEA & APAC
“Garden Leave”	means any period of suspension or complete exclusion as described in clause 16.
2.Appointment

2.1    The Executive shall serve the Company as Chief Executive Officer EMEA APAC or in such other capacity of a like status as the Company may require unless and until his employment shall be terminated by either the Company or the Executive in accordance with this Agreement.

2.2    There is no probationary period applicable to this appointment.

3.Powers and Duties

3.1    The Executive shall exercise such powers and perform such duties in relation to the business of the Company or any Associated Company as may from time to time be vested in or assigned to his by the Company. The Company reserves the right to require the Executive to cease to perform part of his duties and/or to require his to perform additional duties (provided such duties are not inappropriate to his status). The Executive shall comply

Simon Cox

Exhibit 10.2

Directors Service Agreement
with all reasonable and lawful directions from, and all regulations, policies and procedures of, the Company. At any time, the Company may appoint any person or persons to act jointly with the Executive to discharge his duties and functions under this agreement.

3.2     The Executive shall report to the President and shall at all times promptly give to the President or Molson Coors Beverage Company (in writing if so requested) all information, advice and explanations as it may reasonably require in connection with matters relating to his employment or directorship under this Agreement or with the business of the Company generally. The Executive shall obey all lawful and reasonable directions of the President.

3.3    If requested by the Company, the Executive shall act as a director of the Company. The Executive shall also carry out duties on behalf of any Associated Company, including, if required by the President, acting as an officer of any such Associated Company. If the Executive is appointed as a statutory director of either the Company or any Associated Company he shall comply with his statutory duties as a director under the Companies Act 2006 and any other fiduciary or common law duties owed to the Company and any Associated Company of which he is a director. He shall also comply with the articles of association of the Company and any Associated Company of which he is a director.

3.4    The Executive shall immediately report his own wrongdoing and any actual or suspected wrongdoing on the part of other staff of the Company or any Associated Company of which he becomes aware.

3.5    The Executive’s normal working hours are 35 hours Monday to Friday, but he shall work such other or additional hours as may reasonably be required for the proper performance of his duties. For the avoidance of doubt, the Executive agrees that he will work in excess of an average of 48 hours per week should the Company require he to do so. If the Executive wishes to terminate his agreement to opt out of the 48-hour average limit, he is required to give the Company three months’ written notice of his intention to do so. Overtime pay is not applicable.

3.6    The Executive shall devote the whole of his working time, attention and abilities during those hours to carrying out his duties in a proper, loyal and efficient manner. The Executive shall well and faithfully serve the Company and any Associated Company and use his utmost efforts to promote the interests thereof.

3.7    During the performance of his duties of employment, the Executive shall travel to such places inside and outside the UK as the Company may from time to time require. It is not expected that the Executive will be required to work outside of the UK for more than one month at a time.

Simon Cox

Exhibit 10.2

Directors Service Agreement

3.8    The Executive will be based at the company’s Burton Office although may be required to work from any of the Company's premises on a temporary basis should the need arise. The executive may also be required to travel to customer sites and premises in the course of normal duties and on occasion to attend training sessions and meetings elsewhere as the company may determine. The executive may also be required to undertake such travel within the total geography as may be necessary for the proper performance of your duties.

4.Salary and Incentives

4.1    The Executive shall be paid monthly on the 1st day of each month (or last working day prior to the 1st) for his services for the prior month, at a salary rate of £406,500 per annum (inclusive of any director’s fees and salaries which may be payable to the Executive by the Company or any Associated Company), less normal deductions for tax and employee National Insurance contributions.

4.2    The Executive shall be paid a salary supplement to compensate for pension contributions due over and above the annual allowance. This will be calculated based on the projected target compensation package for the tax year. This amount will be confirmed at the start of each tax year and will be reviewed annually. This supplement will not form part of any salary amount connected to MCIP.

4.3    The Executive shall be entitled to participate in the Company’s annual cash incentive scheme, Molson Coors Incentive Plan (MCIP) in accordance with the rules of the MCIP prevailing at that time, including the target % will be based on the executives grade level at the time. However, the Company reserves the right to discontinue or amend the terms of the MCIP or any replacement thereof annual cash incentive scheme at any time and from time to time without any obligation to provide a replacement or equivalent incentive scheme or to pay compensation in respect of such amendment or withdrawal. The Executive acknowledges that he has no contractual or other legal right to receive any annual cash incentive payment and that the Company is under no obligation to operate any cash incentive scheme. He further acknowledges that he will not acquire such a right (or to receive any cash incentive payment at a particular level), nor shall the Company come under such an obligation, merely by virtue of the Executive having received one or more cash incentive payments during the course of the Appointment. The Executive will cease to be eligible to receive any payments under the MCIP if he is not employed at the payment date.

4.4    The Company will first review (but shall not be obliged to increase) the salary payable under this Agreement on 1st April. Thereafter at least

Simon Cox

Exhibit 10.2

Directors Service Agreement
once in each 12 months the Company shall review (but shall not be obliged to increase) the salary payable under this Agreement.

4.5    The Executive shall not be entitled to any other salary or fees as an officer, director or employee of the Company or any Associated Company. The Executive shall, as the Company may direct, either waive he right to any such salary or fees or account for the same to the Company.

4.6    The Company shall be entitled to deduct from the Executive’s salary or other remuneration (including but not limited to any MCIP payments, commission, payment in lieu of notice, holiday pay and sick pay) all or any sums owed by him to the Company including, but not limited to, advances, overpayments, unauthorised expenses, relocation costs, the costs of repairing or replacing any equipment or property belonging to the Company or any Associated Company which has been lost or damaged by the Executive or any loss suffered by the Company as a result of any neglect or breach of duty by the Executive.

5.Pensions and Life Assurance

5.1    The Executive is eligible to participate in the Group Personal Pension Plan for Molson Coors Beverage Company subject to the Rules of that plan. As a legacy Defined Benefit pension member, the Executive is currently entitled to an enhanced pension contribution of 27.7% of base salary from the Company, any change to this would be subject to consultation. In addition to pension provision, four times salary life assurance is provided under the plan. The Executive will make contributions to that plan in accordance with its rules and those contributions will be deducted from salary. The Company reserves the right, in its absolute discretion, to close or amend any such plans and schemes and shall not be obliged to provide a replacement scheme or to compensate the Executive for any loss in benefits incurred as a result of such closure or amendment (save as may be required by law).

6.Car or Car Allowance

6.1    The Company shall provide for the Executive (subject to him being qualified to drive in the UK and holding a current valid driving licence) a company car or non-pensionable car cash allowance. Which of these he receives will be dependent on his predicted business mileage in line with the Company Car Policy in force from time to time.

6.2    Where the Executive has been provided with a company car, the Company may at its option, at any time, elect to pay an appropriate non-pensionable cash sum by way of car allowance, instead of the provision of a car. The rate and full terms of such allowance shall be entirely at the Company’s discretion but will be made in consultation with the Executive

Simon Cox

Exhibit 10.2

Directors Service Agreement
and upon giving the Executive reasonable notice. Payment of any such allowance shall be subject to tax and National Insurance deductions and will be made with salary in accordance with the time scales set out in clause 4.1.
6.3    In the event that the Executive is paid a car cash allowance, this will be a non-pensionable allowance, paid monthly with the Executive’s salary and subject to deductions for income tax and employee National Insurance contributions and will be deemed to include all costs of road fund licence, insurance premiums and running expenses in respect of the car. The value of the car cash allowance will be based on the allowance rates published within the Company Car Policy determined by grade.

6.4    In the event that the Executive is provided with a company car, the Executive will immediately return the car, its keys and all documents relating to it to the Company at a location directed by the Company in the following circumstances:

(a) on termination of this Agreement for any reason; or

(b) if requested by the Company and on reasonable notice to implement a change from the provision of a company car to car cash allowance in accordance with clause 6.2.

7.Other Benefits and Stock Options

7.1    The Executive shall be entitled to participate in the Company’s private health insurance scheme, subject to the terms and conditions of that scheme and of any related policy of insurance as are from time to time in force. In the event that for whatever reason the insurer or third party provider in respect of any such scheme does not meet a claim or fails to continue to pay or provide a benefit, the Company and all Associated Companies shall not be responsible for providing the Executive with any benefit under any such insurance scheme, for providing any replacement scheme or any payment to compensate the Executive.

7.2    The Company at its absolute discretion reserves the right to discontinue or amend any private health insurance scheme provided for the benefit of the Executive at any time and will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.

7.3    Nothing in this agreement will prevent the Company from terminating the Executive’s employment for whatever reason (including by reason of incapacity), even if such termination results in the Executive losing any existing or prospective benefits.

Simon Cox

Exhibit 10.2

Directors Service Agreement
7.4    The Executive will be eligible to participate in the Molson Coors Long Term Incentive Plan (the “Plan”), subject to the terms of the Plan, including the levels of award as per the grade of the executive. The Company reserves the right to discontinue or amend the terms of this Plan at any time and from time to time and, in such event, the Company or any Associated Company shall not be required to provide a replacement plan or to pay compensation in respect of such discontinuance or amendment. The Executive acknowledges that he has no right to receive an annual allocation (or an allocation of a particular level) under the Plan and that the Company is under no obligation to operate a long term incentive plan. The Executive also acknowledges that he will not acquire such a right, nor shall the Company come under such an obligation, merely by virtue of having received one or more allocations or payments (or allocations or payments of a particular level) under this or any other plan during the course of his employment.

7.5    The Executive shall maintain his membership of all professional, trade and other bodies deemed necessary by the Company or statute for the performance of his duties hereunder. The Executive shall be entitled to payment or reimbursement by the Company of up to two subscriptions to recognised professional bodies where such a professional body is directly related to the Executive’s current job or to his normal professional skills.

7.6    The Executive shall be entitled to purchase goods or services from the Company or any Associated Company with the benefit of such discount and commissions as are from time to time authorised by the Chief Executive Officer of the Company.

8.Expenses

8.1    The Company shall reimburse to the Executive against production of satisfactory receipts, if requested, all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which he may from time to time be authorised to incur in the execution of his duties herein. Such expenses must be incurred in accordance with the Company’s Travel and Expenses policy from time to time in force.

9.Holidays

9.1    The Executive is entitled to 31 working days of paid annual holiday in every holiday year (calendar year) to be taken at such times as may be approved by the President of the Company. This entitlement is inclusive of any bank and public holidays. Due to the nature of the Company’s business and because the Company’s offices may be open for business on bank and public holidays, the Executive may be required to work on bank and public holidays. If the Executive wishes not to work on a bank or public holiday when the Company offices are open for business and his request for holiday

Simon Cox

Exhibit 10.2

Directors Service Agreement
is approved by the Chief Executive Officer, the above holiday allowance will be reduced by one day for each day of absence. In addition the Executive is required to take holiday on Christmas Day, Boxing Day and New Year’s Day or such other days as the Company declares when Company offices will be closed and the above holiday allowance will be reduced accordingly.

9.2    The Company and the Executive agree that in any holiday year, the Executive will be deemed to take any holiday accruing under the Working Time Regulations 1998 first.

9.3    The Executive may carry over up to 5 days of unused holiday into the following calendar year with approval of the President of the Company, provided that such days are taken before the end of February in that following year. Any other holiday not taken in the calendar year of entitlement will be forfeited.

9.4    During the Executive’s first and last years of employment with the Company his holiday entitlement shall be calculated on a pro rata basis.

9.5    Upon termination the Executive will be entitled to any pay in lieu of holiday accrued but untaken. However if, upon termination, the Executive has taken more holiday than his accrued holiday entitlement, he will be required to reimburse the Company in respect of the excess days taken and the Executive hereby authorises the Company to make deductions in respect of the same from his final salary payment.

9.6    The Company may at its discretion require the Executive to take (or not take) during his notice period any holiday entitlement which has accrued by the date of the termination of his employment but which has not been taken, including where the Company has exercised its right to place the Executive on garden leave in accordance with clause 17.2 of this agreement.

10.Sickness and other paid leave

10.1    Subject to the production of medical certificates satisfactory to the Company (as required) and compliance with the Company’s attendance management policy and procedure in relation to the reporting of sickness absence and attendance at Occupational Health appointment when requested, if the Executive is absent from work due to sickness or accident, he shall be entitled to receive 100% of his salary during the first 6 months of sickness absence, and thereafter he shall be entitled to 50% of his salary for the second 6 months of sickness absence (“Company Sick Pay”). These entitlements apply in respect of all sickness absence occurring in any rolling 12 month period and are inclusive of any Statutory Sick Pay payable. When Statutory Sick Pay is exhausted, it will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive.

Simon Cox

Exhibit 10.2

Directors Service Agreement

10.2    Any Company Sick Pay in addition to that to which the Executive is entitled under clause 10.1 shall be at the discretion of the President. Such remuneration shall include any Statutory Sick pay the Company is obliged to pay to the Executive.

10.3    The Company’s attendance management policy and procedure confirms details of how sickness absence is to be reported, when a fit note is required and other matters such as when we can ask you to attend an Occupational Health appointment. The Executive should familiarise himself with that policy and procedure, which is non-contractual unless stated otherwise in the policy and procedure.

10.4    If the Executive shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for a continuous period of at least 365 days or in aggregate periods in excess of 300 normal working days in any period of 104 weeks, the Company may terminate this Agreement by giving the Executive 12 months’ written notice.

10.5    In addition to the leave provisions set out in this Agreement the Executive is entitled to other paid statutory leave for which he qualifies. Details of the other types of paid leave that the Executive may be entitled to are available from the HR department. Unless stated otherwise, these do not form part of the Executive’s contract of employment and the Company may amend them at any time.

11.Confidential Information

11.1    For the purposes of this clause 11 “Confidential Information” means, without limitation:

(i)trade secrets,
(ii)any inventions or improvements which the Executive may from time to time make or discover in the course of his duties,
(iii)details of suppliers, their services, or customers and the services and their terms of business,
(iv)prices charged to and terms of business with clients,
(v)marketing plans and sales forecasts,
(vi)any proposals relating to the future of the Company or its business or any part thereof,
(vii)details of employees and officers and of the remuneration and other benefits paid to them,
(viii)any existing or proposed business ventures, acquisitions, disposals, production agreements or outsourcings relating to the Company or any Associated Company,

Simon Cox

Exhibit 10.2

Directors Service Agreement
(ix)information relating to any business matters, corporate or strategic or business plans, management systems, finances, marketing or sales of any past, present or future products or services, management reports, processes, inventions, designs, know how, pitch lists, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future products or service of the Company or any Associated Company,
(x)any information given to the Company or any Associated Company in confidence by clients/customers, suppliers or other persons,
(xi)any other information (whether or not recorded in documentary form, or on computer disk or tape) which is confidential or commercially sensitive and is not in the public domain,
(xii)any other information which is notified to the Executive as confidential; and
(xiii)any other information which the Executive should reasonably expect that the company or any Associated Company would regard as confidential or commercially sensitive.

11.2    The Executive acknowledges that in the ordinary course of his employment he will be exposed to Confidential Information. The Executive shall not, either during this Appointment, or at any time thereafter without limitation in time, except in the proper course of his duties (or as required by law), directly or indirectly:-

(a)     use, divulge or disclose, or

(b)    through any failure to exercise all due care and diligence, cause or permit to be disclosed,

to any person any other Confidential Information concerning the business or affairs of the Company or any Associated Company, or any of their clients or customers, which may have come to his knowledge at any time during his employment by the Company or any Associated Company.

11.3    The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall use his best endeavours to prevent the use, disclosure or communication of any Confidential Information and inform the MD immediately on becoming aware or suspecting that any Confidential Information has been used, disclosed or communicated.

11.4    Clause 11.2 will cease to apply to Confidential Information which:

Simon Cox

Exhibit 10.2

Directors Service Agreement
(a)    enters the public domain other than (directly or indirectly) by way of unauthorised disclosure or unauthorised use by any person (whether or not by the Executive), or

(b)     is disclosed by way of a protected disclosure pursuant to the Public Interest Disclosure Act 1998.

12.Restrictions During the Appointment

12.1 The Executive shall not during the Appointment directly or indirectly be employed by, provide services to, or be an officer or director, agent, partner or consultant of, or have any financial interest in, or otherwise be concerned or interested in, any trade, business or occupation other than the business of the Company except:

(a)    with the prior written consent of the President CEO, but consent may be given subject to any terms or conditions which the President CEO requires, a breach of which shall be deemed to be a breach of the terms of this Agreement; or

(b)    as a holder of not more than 3% of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment Exchange.

In this clause the expression “occupation” includes membership of Parliament or of a local authority council or other public or private work (whether for profit or otherwise) which, in the reasonable opinion of the Company, may hinder or otherwise interfere with the efficient and full performance by the Executive of his duties under this Agreement. The Executive confirms that prior to entering into this Agreement, he has fully disclosed to the Company in writing all circumstances of which he is aware in respect of which there is, or might be perceived to be, a conflict of interest between the Company or any Associated Company and the Executive or his spouse, civil partner (or anyone living as such), children, parents or other close family member and he agrees to promptly disclose to the President CEO any further such circumstances which may arise during this Agreement.

12.2    In the event that the Executive becomes aware of any actual or potential conflict of interest between himself (or a member of his immediate family) and the Company or any Associated Company, he shall immediately give full details of it to the President and shall comply with any reasonable instructions of the President regarding the resolution of such conflict.

12.3    The Executive shall not during the Appointment directly or indirectly have any dealings with any of the Company’s or any Associated Company’s past, current or prospective suppliers, customers, agents or clients with

Simon Cox

Exhibit 10.2

Directors Service Agreement
whom he has had direct or indirect business dealings, or with the competitors of the Company or any Associated Company, other than:-

(a)     for the legitimate business interests of the Company or any Associated Company;

    (b)    on a purely social basis; or

    (c)    with the prior consent of the President.

12.4    The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company directly or indirectly:

        (a)    solicit or endeavour to entice away from the Company an employee, or discourage from being employed by the Company or an Associated Company any person who, to the knowledge of the Executive, is an existing or prospective Restricted Employee of Company or any Associated Company;

        (b)    employ or receive services from any Restricted Employee;

        (c)    procure or assist or facilitate another person to employ or receive services from any Restricted Employee.

A “Restricted Employee” means any person who is already employed in, or is in the process of being recruited by, the Company or any Associated Company into a senior management role.

12.5    The Executive shall not during the Appointment copy or memorise Confidential Information (as defined in clause 11) or trade secrets of the Company or any Associated Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or any Associated Company.

12.6    The Executive shall not, without the prior written consent of the MD, other than in the performance of his duties, whether during his employment or after its termination, either directly or indirectly:

(a)    publish an opinion, fact or material;

(b)    deliver any lecture or address;

(c)    make any untrue or misleading statement;

(d)    participate in the making of any film, radio broadcast or television transmission; or

Simon Cox

Exhibit 10.2

Directors Service Agreement
(e)    communicate with any representative of the media (including but not limited to television (terrestrial, satellite and cable), radio, the internet, newspapers and other journalistic publications) or any third party, relating to the business or affairs of the Company or any Associated Company or to any of its or their officers, employees, customers, clients, suppliers, distributors, agents or shareholders or to the development or exploitation of any Intellectual Property belonging to the Company or any Associated Company.

12.7    The Executive shall not during the Appointment, encourage, procure or assist any third party to do anything which, if done by the Executive would be a breach of this clause 12.

13.Post-termination Restrictions

13.1    In this clause 13 the following words and phrases shall have the following meanings:

(i)“Prospective Customer” means any person, firm or company who in the 12 months immediately prior to the Restriction Date has been (i) an active target of the Company or any Relevant Associated Company, or (ii) offered contract terms by the Company or any Relevant Associated Company, or (iii) participating in active negotiations with the Company or any Relevant Associated Company in respect of the supply of goods or services by the Company or any Relevant Associated Company and with whom the Executive:

(a)    had dealings on behalf of the Company or any Relevant Associated Company; or

(b)    was responsible or concerned via an employee, agent or consultant of the Company or any Relevant Associated Company who reported to his; or

(c)    about whom the Executive possessed Confidential Information.

(ii)“Relevant Associated Company” means any Associated Company for which the Executive has performed services under this agreement or for which the Executive has had material operational management responsibility or has provided material services or about which the Executive possessed Confidential Information at any time during the period of 12 months immediately prior to the Restriction Date”;

Simon Cox

Exhibit 10.2

Directors Service Agreement
(iii)Relevant Products or Services” means any products or services sold or supplied by the Company or any Associated Company during the period of 12 months immediately prior to the Effective Date and with which sale or supply the Executive was directly involved, concerned or connected or about which he possessed Confidential Information;

(iv) “Restricted Business” means those of the businesses of the Company and the Relevant Associated Companies with which the Executive was involved to a material extent at any time during the period of 12 months immediately prior to the Restriction Date;

(v)“Restricted Customer” means any firm, company or other person who at any time during the period of 12 months immediately prior to the Restriction Date, was a customer of, or in the habit of dealing with the Company or any Relevant Associated Company and with whom or which the Executive;

(a)     had dealings on behalf of the Company or any Relevant Associated Company; or

(b)    was responsible or concerned via an employee, agent or consultant of the Company or any Relevant Associated Company who reported to him; or

(c)    about whom the Executive possessed Confidential Information

(vi)“Restricted Employee” means any person who, at the date of the termination of the Executive’s employment, was employed by the Company or any Relevant Associated Company at Senior Executive level or above or was an employee or consultant, and in either case with whom the Executive worked or had material dealings or whose work he was responsible for or managed during the period of 12 months immediately prior to the Restriction Date; and

(vii)“Restricted Supplier” means any firm, company or other person who at any time during the period of 12 months immediately prior to the Restriction Date, was a provider or supplier or a prospective provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Relevant Associated Company, including any person who provided services to the Company or any Relevant Associated Company by way of a consultancy agreement, and with whom the Executive dealt to a material extent during that period or for whom the Executive had responsibility;

(viii)“Restricted Territory” means EMEA APAC division, where on the Restriction Date the Company or any Associated Company was engaged in

Simon Cox

Exhibit 10.2

Directors Service Agreement
the research into, development, distribution, sale or supply of or otherwise dealt with Relevant Products or Services.

(ix)“Restriction Date” means the earlier of the date of termination of this Agreement and the start of any period of Garden Leave under clause 17.

13.2    The Executive will not, without the prior written consent of the President, for a period of 12 months immediately following the Restriction Date, canvas, solicit or approach, or cause to be canvassed, solicited or approached, for the purpose of obtaining business, orders or custom any person, firm or company who was (i) a Restricted Customer, or (ii) a Prospective Customer with a view to providing them with any Competing Products or Services;

13.3    The Executive will not, without the prior written consent of the President, for a period of 12 months immediately following the Restriction Date, solicit or attempt to solicit or place orders for the supply of products or services from a Supplier if as a result the Supplier may reasonably be expected to cease supplying or materially reduce its supply or vary detrimentally the terms on which it supplies products or services to the Company or any Relevant Associated Company.

13.4    The Executive will not, without the prior written consent of the President, for the period of 12 months immediately following the Restriction Date perform or agree to perform any services or supply or agree to supply any goods to any person, firm or company who was (i) a Restricted Customer, or (ii) a Prospective Customer, or (iii) a Restricted Supplier if as a result that Restricted Customer or Prospective Customer may reasonably be expected to cease to use or materially reduce its usage of the products or services of the Company or any Associated Company or in respect of the Supplier, if the Supplier may reasonably be expected to cease supplying or materially reduce its supply or vary detrimentally the terms on which it supplies products or services to the Company or any Relevant Associated Company.

13.5    The Executive will not, without the prior written consent of the President, for the period of 12 months immediately following the Restriction Date,

(a)    offer employment to or employ any Restricted Employee; or

(b)    offer or conclude any contract for services with any Restricted Employee; or

(c)    procure, or facilitate or assist in the making of such an offer of employment or contract for services to a Restricted Employee by any person, firm, company or other organisation; or

Simon Cox

Exhibit 10.2

Directors Service Agreement

(d)    entice away any Restricted Employee from the employment of the Company or any Associated Company.

13.6    The Executive will not without the prior written consent of the President, for the period of 12 months immediately following the Restriction Date, be engaged in, provide services to, be an officer of, have any financial interest in, or be concerned with in any capacity, in any business concern providing Competing Products or Services within or related to the Restricted Territory, including but not being limited to the following competitors of the Company:

(i)Anheuser-Busch InBev;

(ii)Asahi;

(iii)Carlsberg; and

(iv)Heineken.

The Company’s competitors change from time to time and the Company reserves the right to notify you of any changes to the above list at any time.

13.7    The Executive will not encourage, assist or procure any third party to do anything which, if done by the Executive would be in breach of clauses 13.2 to 13.6 above.

13.8    Clause 13.6 shall not prevent the Executive from being a holder of not more than 3% of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment Exchange nor being employed, engaged, concerned or interested in any business insofar as the Executive’s duties or work relate solely to geographical areas where the business is not in competition with the Company or any Relevant Associated Company.

13.9    The obligations imposed on the Executive by this clause 13 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

13.10    The Executive agrees that:

(a)    each of the sub-paragraphs contained in this clause 13 constitutes an entirely separate, severable and independent covenant and restriction on him;

Simon Cox

Exhibit 10.2

Directors Service Agreement
(b)    the duration, extent and application of each of the restrictions contained in this clause 13 is no greater than is necessary for the protection of the goodwill and trade connections of the Company; and

(c)    if the Executive is offered new employment, or a new appointment or engagement he agrees to immediately bring the terms of this clause 13 to the attention of the person making the offer.

(d)    if a restriction on his contained in this clause 13 is found void but would be valid if some part of it were deleted or amended, the restriction shall apply with such deletion or amendment as may be necessary to make it valid and effective.

14.Return of Property

14.1    For the purposes of this clause 14, “Property” means keys, mobile phone, computer equipment, all lists of clients or customers, correspondence and all other documents, disks, information storage devices, papers and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs, software programmes (in whatever media), presentations, proposals or specifications which may have been prepared by him or have come into his possession, custody or control in the course of his employment. This shall include all copies, reproductions, extracts and summaries of any of the above.

14.2    The Executive shall upon termination of this Agreement, or whenever requested by the Company, including if he is placed on garden leave in accordance with clause 16.2:

(a)     immediately deliver up to the Company all Property of the Company or any Associated Company and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

(b)     provide access (including passwords) to any computer or other equipment or software in his possession or under his control which contains information relation to the Company or any Associated Company. The Executive also agrees that the Company is entitled to inspect, copy and/or remove any such information from any such computer, equipment or software owned by the Executive or under his control and the Executive agrees to allow the Company reasonable access to the same for these purposes.

15.Directorships

Simon Cox

Exhibit 10.2

Directors Service Agreement

15.1    The removal of the Executive from the office of director of the Company or any Associated Company or the failure of the Company in general meeting to re-elect the Executive as a director of the Company or any Associated Company, if under the Articles of Association for the time being of the Company he shall be obliged to retire by rotation or otherwise, shall not terminate his employment under this Agreement.

15.2    The Executive shall not except with the consent of the Company during his employment resign his office as a director of the Company or any Associated Company or do anything which could cause him to be disqualified from continuing to act as such a director.

15.3    The Executive shall resign as a director of the Company and all Associated Companies with immediate effect on the termination of this Appointment or (if so requested by the Company) with effect from the date when the Company exercises all or any of its rights under clause 17. In the event that the Executive fails to comply with this obligation, he hereby irrevocably authorises the Company to appoint any person as his attorney to do all acts and execute all such documents in his name and on his behalf to give immediate effect to such resignation(s).

16.Suspension and Garden Leave

16.1    The Company may suspend the Executive for a reasonable period on full pay for the purpose of investigating the substance of any potential disciplinary matter involving the Executive and holding a disciplinary hearing or in any other circumstances where the Company considers the Executive’s continued presence on the Company’s premises may hinder an investigation. The Executive must not during any period of suspension, without the written consent of the Company, go to any premises of the Company or any Associated Company or contact or deal with any employee, customer, client or supplier of the Company or any Associated Company.

16.2    Where either the Company or the Executive gives notice to terminate this Appointment, the Company may require the Executive to cease to perform all or part his duties under this Agreement and/or not to attend at the Company’s premises during all or any part of the notice period as the Company so decides. The Company may require the Executive during part or all of such period to perform part but not all of his normal duties or to perform duties different from his normal duties, including carrying out specific projects or tasks (but not being duties inappropriate to his status) and working from home. The Executive shall comply with any other reasonable instructions and conditions imposed by the Company during such period.

Simon Cox

Exhibit 10.2

Directors Service Agreement
16.3    During any period of Garden Leave in accordance with clause 16.2, the Company shall continue to pay the Executive his normal salary and provide other contractual benefits to which he has an entitlement under this Agreement. Whilst the Executive will remain entitled to receive any MCIP payments earned prior to his Garden Leave but due to be paid during Garden Leave, the Executive shall not be entitled to any further accrual or payment of any incentive, bonus or commission payments not yet earned on the date the Executive’s Garden Leave began. During this period the Executive, who shall remain in employment, shall continue to be bound by all obligations owed to the Company under this Agreement.

16.4    The Executive must not during Garden Leave directly or indirectly be employed by or retained by or advise or assist any other person, company or entity in any capacity whether paid or unpaid.

16.5    The Executive shall during Garden Leave remain available to perform any reasonable duty requested by the Company and shall co-operate generally with the Company to ensure a smooth hand over of his duties. Should the Executive fail to make himself available for work having been requested by the Company to attend, he shall, notwithstanding any other provision of this Agreement, forfeit his right to salary and contractual benefits in respect of such period of non-availability.

16.6    The Company may appoint another individual to carry out the duties of the Executive during any period that he is on Garden Leave in accordance with this clause 16.

16.7    During Garden Leave, the Executive must not make contact (including socially) with any employees, agents, suppliers or customers or clients of the Company or any Associated Company except as directed by the Company.

16.8    The Executive must not make any public announcement of his departure from the Company prior to or during Garden Leave save at a time and in terms reasonably directed by the Company.

17.Termination of Employment

17.1    The Company may terminate the Executive’s employment by serving 12 months’ written notice on the Executive. The Executive may terminate his employment by serving 12 months’ written notice on the Company.

17.2    The Company may, in its absolute discretion, lawfully terminate the employment of the Executive at any time by paying to the Executive a sum in lieu of notice equal to his basic salary under clause 4.1 and the value of such other benefits. The Company may opt not to provide for all or part of any unexpired notice period (whether given by the Executive or the

Simon Cox

Exhibit 10.2

Directors Service Agreement
Company). Any such payment shall be subject to appropriate statutory deductions. To avoid doubt, nothing in this clause 17.2 shall give rise to any right for the Executive to require the Company to exercise its discretion or shall give him any right to receive any such payment in lieu of notice unless and until he has been notified in writing by the Company of its decision to make such a payment.

17.3    The Company reserves the right to pay any sums due under clause 17.2 in equal monthly instalments during what would have been the unexpired portion of the Executive’s contractual notice period.

17.4    The Company reserves the right to withhold any payments to the Executive on termination of his employment subject to his compliance with clauses 13, 16.3 and all other terms of this Agreement.

17.5    If applicable, should the Executive lose the right to work in the UK and/or is unable to provide the Company with the required documentary evidence, the Company reserves the right to terminate the Executive’s employment without notice, within a reasonable period of discovery of this.

17.6    If the Executive:-

(a)     Without any reasonable cause neglects, omits or refuses to perform all or any of his duties or obligations under this agreement to the reasonable satisfaction of the President;

(b)     becomes a patient for any purpose of any statute relating to mental health; or
(c)     is convicted of any criminal offence (other than a motoring offence for which no custodial sentence is given to him, unless that motoring offence involves driving over the legal alcohol limit or whilst under the influence of prohibited substances, or is an offence which does not in the opinion of the President affect his position under this agreement); or

(d)     shall have an order under Section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under Section 286 of that Act; or

(e)     shall be or become prohibited by law from being a director; or

(f)     shall be guilty of any gross misconduct (which, for the avoidance of doubt, includes any conduct whether during the course of or outside his which tends to bring the Company or any Associated Company into material disrepute e.g. driving whilst over the legal alcohol limit), or gross negligence or shall commit any serious or

Simon Cox

Exhibit 10.2

Directors Service Agreement
persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise);

(g)     commits any act of fraud, dishonest, corrupt practice, a breach of the Bribery Act 2020 relating to the Company or any Associated Company. Misconducts himself whether during or outside the course of his duties under this Agreement in such a way that in the reasonable opinion of the President, the business, operation, interests or reputation of the Company or any Associated Company is or is likely to be prejudicially affected;

(h)     shall refuse or neglect to comply with any lawful orders given to him by the Company;

(g)     resigns as a director of the Company or any Associated Company without the Company’s consent.

then the Company shall be entitled to terminate this agreement immediately without notice in writing and without obligation to pay any compensation to the Executive.

17.7    If the Executive is dismissed by reason of redundancy, he will be entitled to a severance payment calculated in accordance with the rules of the Senior Severance policy in force from time to time. The Senior Severance policy does not form part of the Executive’s contract of employment and the Company reserves the right to discontinue or amend the policy or the calculation of any payments provided under it without any obligation to provide a replacement or equivalent policy in compensation of such amendment or withdrawal. Any payments made to the Executive under the Senior Severance policy shall be inclusive of the Executive’s right to a statutory redundancy payment and subject to appropriate deductions for income tax and employee’s National Insurance contributions if applicable and as required by law at the time the payment is made.

17.8    Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

18.Intellectual Property

18.1    For the purposes of this clause 18 the following words and phrases shall have the following meanings:

(i)“Works” means all works, designs, innovations, inventions, improvements, processes, get-up, trade marks and trade names.

(ii)“Company Works” means all Works authored, originated, conceived, written or made by the Executive alone or with others

Simon Cox

Exhibit 10.2

Directors Service Agreement
(except only those Works which are authored, originated, conceived, written or made by the Executive wholly outside the course of his employment).

(iii)“Intellectual Property Rights” means any and all patents, trade marks, signs and services marks, rights in designs, trade or business names or signs, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

18.2    The parties foresee that the Executive may create Company Works during the course of this Appointment. All Company Works shall vest in and be owned by the Company immediately upon their creation. It shall be part of the Executive’s normal duties at all times to:

(i)consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which the Executive is concerned or for which the Executive is responsible might be improved; and

(ii)promptly disclose to the Company full details of any invention or improvement which the Executive may from time to time make or discover in the course of his duties including, without limitation, details of all Company Works; and

(iii)further the interests of the Company’s undertaking with regard thereto with the intent that subject to the Patents Act 1977, the Company shall be entitled to the sole and absolute ownership of any such Company Works and to the exclusive use thereof free of charge and free of any third party rights.

18.3    To the extent such rights do not vest immediately in the Company the Executive hereby agrees to assign to the Company all of the Executive’s right, title and interest in the Company Works together with all of his right, title and interest in any and all Intellectual Property Rights which subsist from time to time in the Company Works.

18.4    To the extent such rights do not vest immediately in the Company the Executive hereby assigns to the Company all future copyright in the Company Works and the parties agree that all such future copyright shall vest in the Company by operation of law pursuant to section 91 of the Copyright, Designs and Patents Act 1988.

Simon Cox

Exhibit 10.2

Directors Service Agreement
18.5    The Executive hereby irrevocably and unconditionally waives, in favour of the Company, its licensees and successors-in-title any and all moral rights conferred on the Executive by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in relation to the Company Works (existing or future) and any and all other moral rights under any legislation now existing or in future enacted in any part of the world including, without limitation, the right conferred by section 77 of that Act to be identified as the author of any of the Company Works and the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment. The Executive shall, at the Company’s request and expense, take all steps that may be necessary or desirable to the Company to enforce against any third party the Executive’s moral rights in any of the Company Works.

18.6    The Executive acknowledges that, for the purpose of the proviso to section 2(1) of the Registered Designs Act 1949 (as amended), the covenants made under this Agreement on the part of the Executive and the Company will be treated as good consideration and the Company will be the proprietor of any design which forms part of the Company Works.

18.7    Nothing in this clause 18 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 (inclusive) of the Patents Act 1977.

18.8    The Executive shall not knowingly do anything to imperil the validity of any patent or protection or any application therefore, relating to any of the Company Works but shall at the cost of the Company render all possible assistance to the Company both in obtaining and in maintaining such patents or other protection.

18.9    The Executive shall not either during the Executive’s employment or thereafter exploit or assist others to exploit any of the Company Works or any invention or improvement which the Executive may from time to time make or discover in the course of his duties or (unless the same shall have become public knowledge) make public or disclose any such Company Works or invention or improvement or give any information in respect of it except to the Company or as the Company may direct.

18.10    The Executive hereby irrevocably authorises the Company for the purposes of this clause 18 to make use of his name and to sign and to execute any documents or do anything on his behalf (or where permissible to obtain the patent or other protection in the Company’s own name or in that of its nominees in relation to any of the Company Works).

18.11    The Executive shall forthwith and from time to time both during the Appointment under this contract and thereafter, at the request and expense of the Company, do all things and execute all documents necessary or desirable to give effect to the provisions of this clause 19 including, without

Simon Cox

Exhibit 10.2

Directors Service Agreement
limitation, all things necessary or conducive to obtain a patent or other protection for any invention or improvement relating to any of the Company Works in any part of the world and to vest such letters patent or other protection in the Company or its nominees.

19.Waiver of Rights

19.1    If the Executive’s employment is terminated:-

(a)     by reason of liquidation of the Company for the purpose of amalgamation or reconstruction; or

(b)     as part of any arrangement for the amalgamation of the undertaking of the Company not including liquidation or the transfer of the whole or part of the undertaking of the Company to any Group Company; and

the Executive is offered employment of a similar nature with the amalgamated or reconstructed company on terms not less favourable to the Executive than the terms of this Agreement, the Executive will have no claim against the Company under this Agreement in respect of that termination.

20.Data Protection

20.1    The Company shall hold and process personal data (including special categories of personal data) relating to the Executive in manual and automated filing systems. Details about how and why the Company generally processes employee personal data (including the Executive's personal data) are set out in the Company's staff privacy notice, the current version of which is available from the legal department. By entering into this agreement, the Executive confirms that he has read and understood the Company's staff privacy notice.

20.2    It is important that all Company employees take appropriate steps to protect personal data and use it lawfully. Accordingly, the Executive shall treat all personal data relating to any person, whether within or outside the Company, which he acquires in the proper course of his employment in effect as if it were confidential information of the Company and shall not do/or omit to do anything that would put the Company in breach of any applicable data protection laws in force from time to time, including but not limited to the General Data Protection Regulation as enacted into UK law. He also confirms that he will comply with the Company's current data protection policy and other Company policies relating to the security and use of personal data, copies of which are available from the HR department. A failure to comply with these policies may be dealt with under the Company's disciplinary procedure and, in deliberate or very serious cases of data

Simon Cox

Exhibit 10.2

Directors Service Agreement
misuse, may be treated as gross misconduct potentially leading to summary dismissal.

20.3    The Executive agrees to keep the Company informed of any changes to his personal data.

21.Communications

21.1    Telephone calls made and received by the Executive using the Company’s equipment and use of the Company’s e-mail system to send or receive personal correspondence may be recorded by the Company on its communications systems. Any recordings made shall at all times remain the property of the Company and, if necessary, may be used as evidence in the case of investigations or disputes between the Company and third parties.

22.Notices

22.1    Any notice may be given personally to the Executive or to the Chief Executive Officer of the Company (as the case may be) or may be posted to the Executive either at his address given above or at his last known address or to the Company (for the attention of its Chief Executive Officer) at its registered office for the time being. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

23.Miscellaneous Matters

23.1    For the purpose of the Employment Rights Act 1996 the Executive’s continuous period of employment began on 7th November 2005.

23.2    The Company’s Disciplinary Procedure, as in force from time to time, shall apply to the Executive. This is non-contractual. If the Executive is dissatisfied with any disciplinary decision taken against him/he may appeal in accordance with the terms of the Company’s Disciplinary Procedure.

23.3    If the Executive has a grievance relating to his employment he should first apply in person to the President. If the matter is not then settled, the Executive should send written grounds of appeal to the Chief People and Diversity Officer, EMEA and APAC, who will appoint an appropriate individual to hear the appeal. The appeal manager’s decision on such matters shall be final.

23.4    There are no collective agreements which are applicable to this Appointment.

Simon Cox

Exhibit 10.2

Directors Service Agreement
23.5    Upon the termination of the Executive’s employment (for whatever reason and howsoever arising) the Executive shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any payment of salary a sum in repayment of all or any part of such debts or loans.

23.6    The Executive may be required by the Company at any time to undergo an appropriate medical examination as determined by a doctor appointed by the Company.

23.7    The Executive will be provided with copies of the Molson Coors Code of Business Conduct and the Company’s Competition Law Compliance Code. The Executive agrees to review these Codes and sign an affirmation that he understands and will comply with their provisions.

23.8    Details of any training that the Executive is entitled to participate in will be notified to him from time to time.

24.Other Agreements

24.1    The Executive acknowledges and warrants that there are no agreements or arrangements or court orders which limit or restrict in any way the Executive from fully and efficiently performing his duties under this Agreement with effect from its commencement.

24.2    Other than where other policies, plans, codes or procedures are specifically referred to and imported into this Agreement, this Agreement represents the entire agreement between the Company or any Associated Company and the Executive relating to the employment of the Executive. In the event of any inconsistencies between any such policies, plans, codes or procedures, the terms of this Agreement shall prevail. This Agreement cancels and is in substitution of all previous agreements, arrangements and understandings (whether oral or in writing) between the Executive and the Company and/or any Associated Company.

24.3    This Agreement may only be varied in writing between the parties.

24.4    The Executive warrants that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

25.Governing Law and Jurisdiction

25.1    This Agreement shall be governed by and construed in accordance with the law of England and Wales or Scotland where appropriate and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England and Wales or Scotland are to have jurisdiction to settle any disputes which may arise out of or in connection

Simon Cox

Exhibit 10.2

Directors Service Agreement
with this Agreement. Any delay by the Company in exercising any of its rights under this agreement will not constitute a waiver of such rights.

IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

SIGNED by Katie Pearce, Chief People & Diversity Officer on behalf of the company	/s/ Katie Pearce
SIGNED by the Executive as a Deed in the presence of:-	/s/ Simon Cox

Signature of Witness    ……………………………………………………….
Name of Witness        ……………………………………………………….
Address of Witness        ……………………………………………………….
                ……………………………………………………….
                ……………………………………………………….

Simon Cox